EXHIBIT 99.1

Imperial Resources, Inc. Enters into Conditional Agreement for Stateline Infill Project

Austin, Texas January 26,  2011; Imperial Resources, Inc. today announced that its wholly owned subsidiary, Imperial Oil & Gas, Inc. (together the “Company”, “Imperial”) has entered into a Farmout Agreement (“Agreement”), conditioned upon satisfactory title check, for the right to earn acreage by drilling in an infill development project (“Stateline”) in the existing Sawyer Field, in Lea County, New Mexico.

Stateline was one of the Company’s opportunities under evaluation, as reported in the Company’s press release of December 2, 2010. Stateline is in line with the Company’s objective to exploit niche, low risk oil and gas opportunities in the onshore U.S. with the potential to deliver cash flows normally associated with higher risk projects, but without exposure to high risk failure rates.

Imperial, subject to due diligence which will be conducted over then next ten (10) days, has obtained a right to earn acreage currently held by production through a third party.   The acreage is sufficient to accommodate 4 vertical infill wells under current acreage spacing requirements in the Sawyer Field, targeting the San Andres Formation.

The Sawyer Field was discovered in 1947 with the establishment of oil and natural gas production from the dolomites of the San Andres Formation. Well spacing is currently 40 acres, allowing selective infill drilling on a smaller spacing basis. Similar fields in New Mexico and Texas are currently being infill drilled on 20 and 10 acre spacing, which would present additional upside to Stateline. Planned infill wells are relatively shallow at < 5,000 feet and are expected to produce oil and gas. With substantial well control in the area and following a review of analogous vertical wells nearby, the Company now anticipates that reserves for the Stateline wells, if successful, to comfortably exceed 30,000 BOE per well. Existing oil and gas gathering infrastructure is nearby.

The Agreement allows the Company up to nine (9) months to drill the initial test well which will earn 40 acres and then the opportunity to drill 3 additional wells to earn the balance of the acreage envisioned in the Agreement, subject to a reservation by the assigning party of a 10% working interest in each well drilled.

Imperial believes that Stateline offers the Company a low entry cost complementary opportunity (subject to the commercial success of the infill wells) to build significant production and reserves as the Company progresses its other opportunities.

Rob Durbin, CEO of Imperial, said; “We are delighted to be involved in this relatively low risk project, which is an ideal fit for us.”

About Imperial Resources, Inc.

Imperial Resources, Inc., through its wholly owned subsidiary, Imperial Oil & Gas, Inc. has a highly focused, risk-averse strategy of building a substantial portfolio of oil and gas assets through its access to niche, low risk oil and gas opportunities in the onshore U.S. Imperial aims to exploit projects which can deliver cash flows normally associated with higher risk projects but without exposure to high risk failure rates.

To find out more about Imperial Resources, Inc. (IPRC), visit our website at www.imperialresourcesinc.com.

Forward-Looking Statements
Statements in this news release that are not statements of historical fact are forward-looking statements, which are subject to certain risks and uncertainties.  Forward-looking statements can often be identified by words such as "expects,” "intends,” "plans,” "may,” "could,” "should,” "anticipates”, “assumes”, "likely,” "believes" and words of similar import.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those expressed or implied by forward-looking statements due to a variety of factors that may or may not be foreseeable or within the reasonable control of the Company.  Readers are cautioned not to place undue reliance on such forward-looking statements.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission, including without limitation under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed on July 9, 2010.  Except as otherwise required by law, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Source: Imperial Resources, Inc.
Contact:
Rob Durbin, CEO
Telephone:
888-575-4772
888-575-IPRC

http://www.imperialresourcesinc.com/pages/contact